Prospectus Supplement                           Filed Pursuant to Rule 424(b)(5)
June 27, 2002                                         Registration No. 333-84064
(To prospectus dated March 20, 2002)




                          Hospitality Properties Trust
                                  $125,000,000
                           6.85% Senior Notes due 2012



     The notes will bear interest at the rate of 6.85% per year. Interest on the notes is payable semiannually on each January 15 and July 15, beginning January 15, 2003. The notes mature July 15, 2012, and are redeemable at any time at our option, in whole or in part. The redemption price will equal the outstanding principal of the notes being redeemed plus accrued interest and the Make-Whole Amount as defined in the Glossary to this prospectus supplement. The notes do not have the benefit of any sinking fund.

     The notes are unsecured and rank equally with all of our other unsecured senior indebtedness. The notes will be issued only in registered form in denominations of $1,000.

     The underwriter has agreed to purchase the notes from us at 99.285% of their principal amount, resulting in aggregate proceeds to us of $124,106,250, before deducting expenses payable by us, plus accrued interest, if any, from July 8, 2002.

     The underwriter may retain the notes, purchase the notes for its own account or sell the notes to one of its affiliates. In addition, any affiliate of the underwriter may purchase the notes directly from us.

     The underwriter proposes to offer the notes from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. The price of the notes will include accrued interest, if any, from July 8, 2002.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We expect that the notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about July 8, 2002.

                       ----------------------------------

                               Wachovia Securities

                       ----------------------------------

                                Table of Contents

                                                                                                                     Page

                              Prospectus Supplement

Summary........................................................................................................       S-3
Recent Developments............................................................................................       S-5
Use of Proceeds................................................................................................       S-5
Ratio of Earnings to Fixed Charges.............................................................................       S-5
Description of the Notes.......................................................................................       S-6
Material Federal Income Tax Considerations.....................................................................      S-12
Underwriting...................................................................................................      S-16
Legal Matters..................................................................................................      S-16
Experts........................................................................................................      S-16
Incorporation of Certain Information by Reference..............................................................      S-18
Where You Can Find More Information............................................................................      S-18
Forward-Looking Statements.....................................................................................      S-19
Glossary.......................................................................................................      S-20

                                   Prospectus

About This Prospectus..........................................................................................        ii
Cautionary Note Regarding Forward-Looking Statements...........................................................       iii
Hospitality Properties Trust...................................................................................         1
Use of Proceeds................................................................................................         1
Ratio of Earnings to Fixed Charges.............................................................................         1
Description of Debt Securities.................................................................................         1
Description of Common Shares...................................................................................        10
Description of Preferred Shares................................................................................        11
Description of Depositary Shares...............................................................................        17
Description of Warrants........................................................................................        21
Description of Certain Provisions of Maryland Law and
  of our Declaration of Trust and Bylaws.......................................................................        22
Plan of Distribution...........................................................................................        30
Validity of the Offered Securities.............................................................................        32
Experts........................................................................................................        32
Where You Can Find More Information............................................................................        32
Documents Incorporated by Reference............................................................................        32


     In this prospectus supplement, the terms "HPT," "we," "our" and "us" includes Hospitality Properties Trust and its consolidated subsidiaries.

     In presenting "as adjusted" information in this prospectus supplement, we have assumed that this offering has been completed and that we have applied the net proceeds of the notes to repay amounts outstanding under our revolving bank credit facility and, as described in Recent Developments, that we have completed the acquisition we closed in April 2002 and redeemed our 8.25% senior notes.

                                     SUMMARY

     This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus. You should also read the documents we have referred you to in "Incorporation of Certain Information by Reference."

The Company

     Hospitality Properties Trust is a real estate investment trust (REIT) formed to acquire and own hotels leased to or operated by unaffiliated hotel companies. As of June 27, 2002, we own a total of 251 hotels with 34,284 total rooms.

     We are organized as a Maryland real estate investment trust. Our principal place of business is 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 964-8389.

The Notes

     The following is a brief summary of certain terms of the notes. For a more complete description of the terms of the notes including capitalized terms, see "Description of the Notes" and "Glossary" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus.

Aggregate Principal Amount.........     $125,000,000

Maturity Date......................     The notes will mature on July 15,  2012,
                                        unless previously redeemed.

Interest Rate and Payment Dates....     The notes will bear  interest  at a rate
                                        of 6.85% per annum. Interest will be paid semi-annually on January 15 and July 15, beginning January 15, 2003.

Ranking............................     The  notes are our  senior  obligations.
                                        They  are  not  secured  by  any  of our
                                        property or assets, and as a result, you
                                        will be one of our unsecured  creditors.
                                        The notes are not  obligations of any of
                                        our  subsidiaries  and will rank equally
                                        with all of our other  unsecured  senior
                                        indebtedness, including unsecured senior
                                        indebtedness we incur in the future. The
                                        notes will be  effectively  subordinated
                                        to  any   mortgages  and  other  secured
                                        indebtedness and to all indebtedness and other liabilities of our subsidiaries.

Optional Redemption................     We may  redeem  the notes at any time at
                                        our  option,  in whole  or in part.  The
                                        redemption    price   will   equal   the
                                        outstanding principal of the notes being redeemed plus accrued interest and the Make-Whole Amount, if any. The notes will not have the benefit of a sinking fund.

Use of Proceeds....................     We estimate  that our net proceeds  from
                                        the  offering   will  be   approximately
                                        $124.1    million    before    deducting
                                        estimated expenses of the offering. We intend to use these proceeds to repay amounts outstanding under our revolving bank credit facility or for general business purposes.

Limitations on Incurrence
     of Debt.......................     Various  covenants  will  apply  to  the
                                        notes, including the following:

                                        o        We may  not  incur  Debt if the
                                                 new Debt would  cause our total
                                                 Debt to be more than 60% of our
                                                 Adjusted Total Assets.

                                        o        We may not incur  Secured  Debt
                                                 if the new  Secured  Debt would
                                                 cause our total Secured Debt to
                                                 be   more   than   40%  of  our
                                                 Adjusted Total Assets.

                                        o        We may  not  incur  Debt if the
                                                 new Debt would  cause the ratio
                                                 of     Consolidated      Income
                                                 Available  for Debt  Service to
                                                 Annual  Debt  Service  for  our
                                                 most  recently  completed  four
                                                 fiscal quarters to be less than
                                                 1.5 to 1,  determined  on a pro
                                                 forma basis after giving effect
                                                 to certain assumptions.

                                        o        We  are  required  to  maintain
                                                 Total Unencumbered Assets of at
                                                 least 200% of Unsecured Debt.

     The capitalized terms used in this description of covenants have the meanings specified in the indenture and supplemental indenture under which the notes will be issued. The specific meanings are described in "Description of the Notes" and "Glossary" in this prospectus supplement.

                               RECENT DEVELOPMENTS

     On April 11, 2002, we announced our completed acquisition of 21 Candlewood Suites hotels from Candlewood Hotel Company for $145 million. These 21 hotels and 36 other Candlewood Suites hotels that we previously owned are leased on a combined basis to Candlewood Hotel Company through 2018, plus renewal options. We funded this purchase with cash on hand and a $100 million borrowing on our $350 million revolving credit facility.

     On June 18, 2002, we called for the redemption at par of our $115,000,000 8.25% Senior Notes due in November 2005. These notes are expected to be redeemed on July 18, 2002.

                                 USE OF PROCEEDS

     We  estimate  that the net  proceeds  of this  offering  of  notes  will be approximately $124.1 million before deducting estimated expenses of the offering. We expect to use the net proceeds of this offering to repay amounts outstanding under our revolving bank credit facility and for general business purposes. Our credit facility bears interest at LIBOR plus a spread and matures on June 30, 2005, and may be extended at our option to June 30, 2006. At June 27, 2002, the credit facility had an outstanding balance of $98 million and an effective interest rate on outstanding loans of 3.2% per annum.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our consolidated ratio of earnings to fixed charges was 4.32x for the three months ended March 31, 2002, and 4.19x, 4.35x, 4.00x, 5.04x and 4.81x for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, respectively. Our consolidated ratio of earnings to combined fixed charges and preferred distributions was 3.67x for the three months ended March 31, 2002, and 3.58x, 3.66x, 3.52x, 5.04x and 4.81x for the years ended December 31, 2001, 2000, 1999,
1998 and 1997, respectively.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of debt securities set forth under "Description of Debt Securities" in the accompanying prospectus, to which reference is hereby made. We have provided a Glossary at the end of this prospectus supplement to define certain capitalized words used in discussing the terms of the notes.

General

     We will issue the notes under an Indenture dated as of February 25, 1998, and a Supplemental Indenture dated as of July 8, 2002, (together, the "Indenture") between us and State Street Bank and Trust Company, as Trustee (the "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. This prospectus supplement briefly outlines some of the provisions of the Indenture. These summaries are not complete. If you would like more information on these provisions, review the copy of the Indenture that we have filed with the Securities and Exchange Commission, or SEC. See "Incorporation of Certain Information By Reference" and "Where You Can Find More Information" in this prospectus supplement and "Available Information" in the accompanying prospectus for information about how to locate these documents. You may also review the Indenture at the Trustee's corporate trust office at Two Avenue de Lafayette, Boston, Massachusetts 02111. All section references appearing below are to sections of the Indenture.

     The notes will be a separate series under the Indenture, initially in the aggregate principal amount of $125,000,000. The Indenture does not limit the amount of debt securities that we may issue under the Indenture, and we may issue debt securities in one or more series up to the aggregate initial offering price authorized by us for each series. We may, without the consent of the holders of the notes, reopen this series of notes and issue additional notes under the Indenture in addition to the notes authorized as of the date of this prospectus supplement. The notes will mature (unless previously redeemed) on July 15, 2012. The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. The notes will be evidenced by a global note in book-entry form, except under the limited circumstances described below under "--Book-Entry System and Form of Notes."

     The notes will be our senior unsecured obligations and will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The notes will be effectively subordinated to our mortgages and other secured indebtedness and to indebtedness and other liabilities of our Subsidiaries. Accordingly, this indebtedness will have to be satisfied in full before you will be able to realize any value from the secured or indirectly held properties.

     As of March 31, 2002, on an adjusted basis after giving effect to borrowing under our revolving credit facility to fund our completed acquisition and the redemption of our 8.25% senior notes, each as described in Recent Developments, the issuance of these notes, and the application of the proceeds from the sale of the notes, our total outstanding indebtedness (including under our revolving credit facility) was approximately $565 million and total indebtedness and other liabilities (excluding certain security and other deposits) of our Subsidiaries was less than $1 million. Our credit facility is an unsecured revolving credit facility with total availability of $350 million and is guaranteed by substantially all of our Subsidiaries. We and our Subsidiaries may incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "--Certain Covenants--Limitations on Incurrence of Debt."

     Except as described under "--Certain Covenants" and "--Merger, Consolidation or Sale" below and under "Description of Debt Securities--Merger, Consolidation or Sale of Assets" and "--Certain Covenants" in the accompanying prospectus, the Indenture does not contain any other provisions that would afford you protection in the event of (1) a highly leveraged or similar transaction involving us or any of our affiliates, (2) a change of control or
(3) a reorganization, restructuring, merger or similar transaction involving us that may adversely affect you. In addition, subject to the limitations set forth under "--Certain Covenants" and "--Merger,

Consolidation or Sale" below or under "Description of Debt Securities--Merger, Consolidation or Sale of Assets" and "--Certain Covenants" in the accompanying prospectus, we may enter into certain transactions such as the sale of all or substantially all of our assets or a merger or consolidation that would increase the amount of our indebtedness or substantially reduce or eliminate our assets, which might have an adverse effect on our ability to service our indebtedness, including the notes. We have no present intention of engaging in a highly leveraged or similar transaction.

Interest and Maturity

     The notes will bear interest at the rate per annum set forth on the cover page of this prospectus supplement from July 8, 2002, or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid. Interest is payable semiannually in arrears on each January 15 and July 15 (the "Interest Payment Dates"), commencing January 15, 2003, to the persons in whose names the notes are registered in the security register applicable to the notes at the close of business on the date 14 calendar days immediately preceding the applicable Interest Payment Date (the "Regular Record Date"), regardless of whether the Regular Record Date is a Business Day. Accrued interest is also payable on the date of maturity or earlier redemption of the notes. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption of the Notes

     We may redeem the notes in whole at any time or in part from time to time before they mature. The redemption price will equal the outstanding principal of the notes being redeemed plus accrued interest and the Make-Whole Amount, if any. If the notes are redeemed on or after January 15, 2012 (six months prior to the stated maturity date for the notes), the Make-Whole Amount will be zero.

     We are required to give notice of such a redemption not less than 30 days nor more than 60 days prior to the redemption date to each holder's address appearing in the securities register maintained by the Trustee. In the event we elect to redeem less than all of the notes, the particular notes to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

     We are not required to make any sinking fund or redemption payments prior to the stated maturity of the notes.

Certain Covenants

     Limitations on Incurrence of Debt. We will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of HPT and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles ("GAAP") is greater than 60% of the sum ("Adjusted Total Assets") of (without duplication) (1) the Total Assets of HPT and its Subsidiaries as of the end of the most recent calendar quarter covered in HPT's Annual Report on Form 10-K, or the Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended, with the Trustee) prior to the incurrence of such additional Debt and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by HPT or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

     In addition to the above limitations on the incurrence of Debt, HPT will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Secured Debt of HPT and its Subsidiaries on a consolidated basis is greater than 40% of Adjusted Total Assets.

     In addition to the above limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5x, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (1) such Debt and any other Debt incurred by HPT and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (2) the repayment or retirement of any other Debt by HPT and its Subsidiaries since the first date of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (3) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in such pro forma calculation, and (4) in the case of any acquisition or disposition by HPT or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service, the interest rate on such Debt will be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

     Maintenance of Total Unencumbered Assets. We and our Subsidiaries will maintain at all times Total Unencumbered Assets of not less than 200% of the aggregate outstanding principal amount of the Unsecured Debt of HPT and its Subsidiaries on a consolidated basis.

     See "Description of Debt Securities--Certain Covenants" in the accompanying prospectus for a description of additional covenants applicable to us.

Merger, Consolidation or Sale

     The Indenture permits us to consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

     (1) either we are the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is an entity organized and existing under the laws of the United States or any state thereof and shall expressly assume the due and punctual payment of the principal of (and premium or the Make-Whole Amount on) and any interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture to be performed by us,

     (2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of HPT or any Subsidiary as a result thereof as having been incurred by HPT or such Subsidiary at the time of such transaction, no event of default under the Indenture, and no event which after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing, and

     (3) an officers' certificate and legal opinion covering such conditions is delivered to the Trustee.

Events of Default, Notice and Waiver

     The Indenture provides that the following events are "events of default" with respect to the notes:

     (1) default for 30 days in the payment of any installment of interest payable on any note when due and payable,

     (2) default in the payment of the principal of (or premium or the Make-Whole Amount on) any note when due and payable,

     (3) default in the performance, or breach, of any covenant of HPT contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of debt securities other than the notes), which continues for 60 days after written notice as provided in the Indenture,

     (4) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by HPT (or by any Subsidiary, the repayment for which HPT is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $20,000,000, whether such indebtedness now exists or shall hereafter be incurred or created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 10 days after written notice to HPT by the Trustee or to HPT and the Trustee by the holders of at least 25% in principal amount of the outstanding notes as provided in the Indenture, or

     (5) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of HPT or any Significant Subsidiary or for all or substantially all of either of their property.

     Upon acceleration of the notes in accordance with the terms of the Indenture following the occurrence of an event of default, the principal amount of the notes, plus accrued and unpaid interest thereon and the Make-Whole Amount, will become due and payable. See "Description of Debt Securities--Events of Default and Related Matters" in the accompanying prospectus for a description of rights, remedies and other matters relating to events of default.

Discharge, Defeasance and Covenant Defeasance

     The provisions of the Indenture relating to defeasance and covenant defeasance described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the notes.

Book-Entry System and Form of Notes

     The notes will be issued in the form of a single fully registered global note without coupons that will be deposited with The Depository Trust Company, New York, New York, and registered in the name of its nominee, Cede & Co. This means that we will not issue certificates to each owner of notes. One global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, the global note may not be transferred, except that DTC, its nominees and their successors may transfer the global note as a whole to one another.

     Beneficial interests in the global note will be shown on, and transfers of the global note will be made only through, records maintained by DTC and its participants.

     DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in the Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules that apply to DTC and its Direct Participants are on file with the SEC.

     We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in the notes evidenced by the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Direct Participants) and records of Direct Participants (with respect to beneficial interests of persons who hold through Direct Participants). Neither we nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Direct Participants relating to beneficial ownership interests in the notes. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair your ability to own, pledge or transfer beneficial interests in the global note.

     So long as DTC or its nominee is the registered owner of the global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as described below, as an owner of a beneficial interest in notes evidenced by the global note you will not be entitled to have any of the individual notes represented by such global note registered in your name, you will not receive or be entitled to receive physical delivery of any such notes in definitive form (unless use of the book-entry system for the notes is discontinued) and you will not be considered the owner or holder thereof under the Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. Accordingly, you must rely on the procedures of DTC and, if you are not a Direct Participant, on the procedures of the Direct Participant through which you own your interest, to exercise any rights of a "holder" under the Indenture. We understand that, under existing industry practice, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the Direct Participants holding the relevant beneficial interest to give or take such action, and such Direct Participants would authorize beneficial owners through such Direct Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal, premium, if any, and interest or additional amount, if any, on individual notes represented by a global note registered in the name of the holder of the global note or its nominee will be made by the Trustee to or at the direction of the holder of the global note or its nominee, as the case may be, as the registered owner of the global note under the Indenture. Under the terms of the Indenture, we and the Trustee may treat the persons in whose name notes, including a global note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest or additional amount, if any).

     DTC's practice is to credit the accounts of relevant Direct Participants on the applicable payment date in accordance with their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by Direct Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Direct Participants and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices with respect to any notes will be sent to the holder of the global note (i.e., DTC, its nominee or any subsequent holder). If less than all of the notes of any series are to be redeemed, we expect the holder of the global note to determine the amount of interest of each Direct Participant in the notes to be redeemed by lot. Neither we, the Trustee, any paying agent nor the security registrar for such notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note for such notes.

     Neither we nor the Trustee will be liable for any delay by the holder of a global note, DTC or any Direct Participant in identifying the beneficial owners of notes and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global note, DTC or any Direct Participant for all purposes.

     The notes, which are represented by the global note, will be exchangeable for certificated notes with the same terms in authorized denominations only if:

     o DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days, or

     o we determine not to require all of the notes to be represented by a global note and notify the Trustee of our decision, in which case we will issue individual notes in denominations of $1,000 and integral multiples thereof.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for its accuracy.

Same-Day Settlement and Payment

     The Underwriter will make settlement for the notes in immediately available funds. We will make all payments of principal and interest in respect of the notes in immediately available funds.

     So long as DTC continues to make use of its "Same-Day Funds Settlement System," the notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. We expect that secondary trading in the certificated securities, if any, will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of federal income tax considerations is based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury regulations, and rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect, or possible differing interpretations. We have not sought a ruling from the Internal Revenue Service
(IRS) with respect to any matter described in this summary, and we cannot provide any assurance that the IRS or a court will agree with the statements made in this summary. The summary applies to you only if you hold our notes as a capital asset. The summary does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax law, for example, if you are:

     o a bank, life insurance company, regulated investment company or other financial institution,

     o    a broker or dealer in securities or foreign currency,

     o    a person that has a functional currency other than the U.S. dollar,

     o a person who acquires our notes in connection with his employment or other performance of services,

     o    a person subject to alternative minimum tax,

     o    a  person  who  owns  our  notes  as  part  of  a  straddle,   hedging
          transaction, conversion transaction or constructive sale transaction,

     o    a tax-exempt entity, or

     o    an expatriate.

In  addition,   the  following   summary  does  not  address  all  possible  tax
considerations relating to the acquisition, ownership and disposition of our notes, and in particular does not discuss any estate, gift, generation-skipping transfer, state, local or foreign tax considerations. For all these reasons, we urge you to consult with your tax advisor about the federal income tax and other tax consequences of your acquisition, ownership and disposition of our notes.

     For purposes of this summary, you are a "U.S. holder" if you are a beneficial owner of our notes and for federal income tax purposes are:

     o a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws,

     o a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, unless otherwise provided by Treasury regulations,

     o an estate the income of which is subject to federal income taxation regardless of its source, or

     o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or an electing trust in existence on August 20, 1996 to the extent provided in Treasury regulations, and if your status as a U.S. holder is not overridden pursuant to the provisions of an applicable tax treaty. Conversely, you are a "non-U.S. holder" if you are a beneficial owner of our notes and are not a U.S. holder.

Tax Consequences for U.S. Holders

     If you are a U.S. holder:

     Payments of Interest. You must generally include interest on a note in your gross income as ordinary interest income:

     o when you receive it, if you use the cash method of accounting for federal income tax purposes, or

     o when it accrues, if you use the accrual method of accounting for federal income tax purposes.

Purchase price for a note that is allocable to prior accrued interest may be treated as offsetting a portion of the interest income from the next scheduled interest payment on the note. Any interest income so offset is not taxable.

     Market Discount. If you acquire a note and your adjusted tax basis in it upon acquisition is less than its principal amount, you will be treated as having acquired the note at a "market discount" unless the amount of this market discount is less than the de minimis amount (generally 0.25% of the principal amount of the note multiplied by the number of remaining whole years to maturity of the note). Under the market discount rules, you will be required to treat any gain on the sale, exchange, redemption, retirement, or other taxable disposition of a note, or any appreciation in a note in the case of a nontaxable disposition such as a gift, as ordinary income to the extent of the market discount which has not previously been included in your income and which is treated as having accrued on the note at the time of the disposition. In addition, you may be required to defer, until the maturity of the note or earlier taxable disposition, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note. Any market discount will be considered to accrue ratably during the period from the date of your acquisition to the maturity date of the note, unless you elect to accrue the market discount on a constant yield method. In addition, you may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by you during or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. You should consult with your tax advisor regarding these elections.

     Amortizable Bond Premium. If you acquire a note and your adjusted tax basis in it upon acquisition is greater than its principal amount, you will be treated as having acquired the note with "bond premium." You generally may elect to amortize this bond premium over the remaining term of the note on a constant yield method, and the amount amortized in any year will be treated as a reduction of your interest income from the note for that year. If the amount of your bond premium amortization would be lower if calculated based on an earlier optional redemption date and the redemption price on that date than the amount of amortization calculated through that date based on the note's maturity date and its stated principal amount, then you must calculate the amount and timing of your bond premium amortization deductions assuming that the note will be redeemed on the optional redemption date at the optional redemption price. You may generally recalculate your bond premium amortization amount and schedule of deductions to the extent your note is not actually redeemed at that earlier optional redemption date. If you do not make an election to amortize bond premium, your bond premium on a note will decrease the gain or increase the loss that you otherwise recognize on a disposition of that note. Any election to amortize bond premium applies to all debt obligations, other than debt obligations the interest on which is excludable from gross income, that you hold at the beginning of the first taxable year to which the election applies and that you thereafter acquire. You may not revoke an election to amortize bond premium without the consent of the IRS. You should consult with your tax advisor regarding this election.

     Disposition of a Note. Upon the sale, exchange, redemption, retirement or other disposition of a note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between (1) the amount you receive in cash or in property, valued at its fair market value, upon this sale, exchange, redemption, retirement or other disposition, other than amounts representing accrued and unpaid interest which will be taxable as interest income, and (2) your adjusted tax basis in the note. Your adjusted tax basis in the note will, in general, equal your acquisition cost for the note, exclusive of any amount paid allocable to prior accrued interest, as increased by any market discount you have included in income in respect of the note, and as decreased by any amortized bond premium on the note. Except with respect to accrued market discount, your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held the note for more than one year at the time of disposition. For noncorporate U.S. holders, preferential rates of tax may apply to long-term capital gains.

Tax Consequences for Non-U.S. Holders

     If you are a non-U.S. holder:

     Generally. You will not be subject to federal income taxes on payments of principal, premium, if any, or interest on a note, or upon the sale, exchange, redemption, retirement or other disposition of a note, if:

     o you do not own directly or indirectly 10% or more of the total voting power of all classes of our voting shares,

     o your income and gain in respect of the note is not effectively connected with the conduct of a United States trade or business,

     o you are not a controlled foreign corporation that is related to or under common control with us,

     o we or the applicable paying agent (the "Withholding Agent") have received from you a properly executed, applicable IRS Form W-8 or substantially similar form in the year in which a payment of interest, principal or premium occurs, or in a previous calendar year to the extent provided for in the instructions to the applicable IRS Form W-8, and

     o in the case of gain upon the sale, exchange, redemption, retirement or other disposition of a note recognized by an individual non-U.S. holder, you were present in the United States for less than 183 days during the taxable year in which the gain was recognized.

     The IRS Form W-8 or a substantially similar form must be signed by you under penalties of perjury certifying that you are a non-U.S. holder and providing your name and address, and you must inform the Withholding Agent of any change in the information on the statement within 30 days of the change. If you hold a note through a securities clearing organization or other qualified financial institution, the organization or institution may provide a signed statement to the Withholding Agent. However, in that case, the signed statement must generally be accompanied by a statement containing the relevant information from the executed IRS Form W-8 or substantially similar form that you provided to the organization or institution. If you are a partner in a partnership holding our notes, both you and the partnership must comply with applicable certification requirements.

     Except in the case of income or gain in respect of a note that is effectively connected with the conduct of a United States trade or business, discussed below, interest received or gain recognized by you which does not qualify for exemption from taxation will be subject to U.S. withholding tax at a rate of 30% unless reduced or eliminated by an applicable tax treaty. You must generally use an applicable IRS Form W-8, or a substantially similar form, to claim tax treaty benefits. If you are a non-U.S. holder claiming benefits under an income tax treaty, you should be aware that you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits article in order to comply with the applicable certification requirements of the Treasury regulations.

     Effectively Connected Income and Gain. If you are a non-U.S. holder whose income and gain in respect of a note is effectively connected with the conduct of a United States trade or business, you will be subject to regular federal income tax on this income and gain in generally the same manner as U.S. holders, and general federal income tax return filing requirements will apply. In addition, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected adjusted earnings and profits for the taxable year, unless you qualify for a lower rate under an applicable tax treaty. To obtain an exemption from withholding on interest on the notes that is effectively connected with the conduct of a United States trade or business, you must generally supply to the Withholding Agent an applicable IRS Form W-8, or a substantially similar form.

Information Reporting and Backup Withholding

     Information reporting and backup withholding may apply to interest and other payments to you under the circumstances discussed below. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS. The backup withholding rate is currently 30%, but this rate will be reduced to 28% over the next several years.

     If you are a U.S. Holder. You may be subject to backup withholding when you receive interest payments on a note or proceeds upon the sale, exchange, redemption, retirement or other disposition of a note. In general, you can avoid this backup withholding if you properly execute under penalties of perjury an IRS Form W-9 or a substantially similar form on which you:

     o    provide your correct taxpayer identification number, and

     o certify that you are exempt from backup withholding because (a) you are a corporation or come within another enumerated exempt category,
          (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or a substantially similar form, you may be subject to penalties imposed by the IRS.

     Unless you have established on a properly executed IRS Form W-9 or a substantially similar form that you are a corporation or come within another enumerated exempt category, interest and other payments on the notes paid to you during the calendar year, and the amount of tax withheld, if any, will be reported to you and to the IRS.

     If you are a Non-U.S. Holder. The amount of interest paid to you on a note during each calendar year, and the amount of tax withheld, if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding or whether withholding was reduced or eliminated by an applicable tax treaty. Also, interest paid to you on a note may be subject to backup withholding, at the current 30% rate or subsequent reduced rate, unless you properly certify your non-U.S. holder status on an IRS Form W-8 or a substantially similar form in the manner described above, under "Tax Consequences for Non-U.S. Holders." Similarly, information reporting and backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a note, if you properly certify that you are a non-U.S. holder on an IRS Form W-8 or a substantially similar form. Even without having executed an IRS Form W-8 or a substantially similar form, however, in some cases information reporting and backup withholding may not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a note, if you receive those proceeds through a broker's foreign office.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the purchase agreement that relates to the notes, we have agreed to sell to Wachovia Securities, Inc. (the "Underwriter"), and the Underwriter has agreed to purchase from us, all of the notes offered hereby.

     The purchase agreement states that the obligation of the Underwriter to purchase and accept delivery of the notes offered by this prospectus supplement is subject to the approval of certain legal matters by its counsel and certain other conditions. Pursuant to the purchase agreement, the Underwriter has agreed to purchase all of the notes if any of them are purchased.

     The Underwriter may retain the notes, purchase the notes for its own account or sell the notes to an affiliate of the Underwriter. In addition, any affiliate of the Underwriter may purchase the notes directly from HPT.

     The Underwriter proposes to offer the notes from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. In connection with the sale of any notes, the Underwriter may be deemed to have received an underwriting discount equal to the difference between the amount received by the Underwriter upon the sale of the notes and the price at which the Underwriter purchased the notes from us.

     We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Alternatively, we may contribute to payments that the Underwriter may be required to make as a result of these liabilities.

     Prior to this offering, there has been no public market for the notes. The Underwriter has informed us that it may make a market in the notes from time to time. The Underwriter is not obligated to do so, and it may discontinue this market making at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the notes or that an active market will develop. We do not intend to apply for the notes to be listed on any national securities exchange or national securities quotation system.

     The Underwriter has performed investment banking, commercial banking and advisory services for us from time to time for which it has received customary fees and expenses. The Underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business. In addition, an affiliate of the Underwriter is a participating lender under our revolving credit facility and will receive a proportionate share of any amounts repaid under that facility with the net proceeds of this offering.

                                  LEGAL MATTERS

     Sullivan & Worcester LLP, Boston, Massachusetts, our lawyers, have issued an opinion about the legality of the notes. Hunton & Williams, the Underwriter's lawyers, will also issue an opinion to the Underwriter as to certain matters. Sullivan & Worcester LLP and Hunton & Williams will rely, as to certain matters of Maryland law, upon an opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Hunton & Williams will rely, as to certain matters of Massachusetts law, upon the opinion of Sullivan & Worcester LLP. Barry M. Portnoy was a partner in the firm of Sullivan & Worcester LLP until March 31, 1997 and is one of our Managing Trustees. Mr. Portnoy is also a Managing Trustee of HRPT Properties Trust and a director and 50% indirect beneficial owner of REIT Management & Research LLC, our investment manager. Sullivan & Worcester LLP and Ballard Spahr Andrews & Ingersoll LLP represent HRPT Properties Trust, REIT Management & Research LLC and certain of their affiliates on various matters.

                                     EXPERTS

     The financial  statements  incorporated  by reference into this  prospectus supplement and the accompanying prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference therein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Arthur Andersen LLP provided its written consent to the incorporation by reference of its report with respect to the financial statements incorporated by reference in the registration statement of which this prospectus supplement and the accompanying prospectus are a part. However, prior to the date of this prospectus supplement, the Arthur Andersen LLP partners who reviewed our most recent audited financial statements resigned from Arthur Andersen LLP. As a result, we have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it in this prospectus supplement as having certified such financial statements, as required by Section 7 of the Securities Act. We have not included Arthur Andersen LLP's consent in reliance on Rule 437a promulgated under the Securities Act. Accordingly, Arthur Andersen LLP may not have any liability under Section 11 of the Securities Act of 1933 for false and misleading statements and omissions contained in this prospectus supplement and the accompanying prospectus, including the financial statements, and any claims against Arthur Andersen LLP related to any such false and misleading statements and omissions may be limited. Moreover, Arthur Andersen LLP's recent conviction may adversely affect the ability of Arthur Andersen LLP to satisfy any successful claim.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     o    Annual Report on Form 10-K for the year ended December 31, 2001;

     o    Quarterly  Report on Form 10-Q for the quarter  ended March 31,  2002;
          and

     o    Current Report on Form 8-K dated June 27, 2002.

     We also incorporate by reference each of the following documents that we may file with the SEC after the date of this prospectus supplement but before the end of the notes offering:

     o    Reports filed under Sections 13(a) and (c) of the Exchange Act;

     o Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

     o    Any reports filed under Section 15(d) of the Exchange Act.

     You may request a copy of any of the filings (excluding exhibits), at no cost, by writing or telephoning us at the following address and phone number:

         Investor Relations
         Hospitality Properties Trust
         400 Centre Street
         Newton, Massachusetts 02458
         (617) 964-8389

                       WHERE YOU CAN FIND MORE INFORMATION

     You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the Internet at the SEC's website at http://www.sec.gov.

                           FORWARD-LOOKING STATEMENTS

     Statements contained in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Also, when we use any of the words "believe," "expect," "anticipate" or similar expressions, we are making forward-looking statements. Forward-looking statements contained or incorporated by reference in this prospectus supplement include statements regarding our financing, investing and business policies and plans, the security of our revenues and our agreements, general economic and industry trends affecting us, our intent to make future investments, our access to capital, our intent and ability to pay interest, distributions and debt principal when due, our tax status as a real estate investment trust, our tenants' and operators' financial condition, results of operations and ability to pay rent and returns to us or factors which affect our hotels' quality, operations, financial results and the ability of our properties to compete effectively. In part, we have based these forward-looking statements on possible or assumed future results of our operations. These are forward-looking statements and are not guaranteed. They are based on our present intentions and on our present expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control, that could cause actual results or events to differ materially from those we anticipate or project, such as the status of the economy including capital markets and our ability to access financing, property market conditions, competition, changes in federal, state and local legislation, terrorist attacks or other market or economic disruptions. Prospective purchasers should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.



                             ----------------------



     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the Underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

     The Declaration of Trust of HPT, amended and restated on August 21, 1995, a copy of which, together with all amendments thereto, is duly filed in the office of the Department of Assessments and Taxation of the State of Maryland, provides that the name "Hospitality Properties Trust" refers to the trustees under the Declaration of Trust, as so amended, collectively as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of HPT shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, HPT. All persons dealing with HPT, in any way, shall look only to the assets of HPT for the payment of any sum or the performance of any obligation.

                                    GLOSSARY

     "Acquired Debt" means Debt of a person or entity (1) existing at the time such person or entity becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such person or entity, in each case, other than Debt incurred in connection with, or in contemplation of, such person or entity becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any person or entity or the date the acquired person or entity becomes a Subsidiary.

     "Annual  Debt  Service"  as of any date means the maximum  amount  which is
expensed  in  any  12-month   period  for  interest  on  Debt  of  HPT  and  its
Subsidiaries.

     "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York or in the city in which the Corporate Trust Office of the Trustee is located are required or authorized to close.

     "Capital Stock" means, with respect to any entity, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such entity and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

     "Consolidated Income Available for Debt Service" for any period means Earnings from Operations of HPT and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (1) interest on Debt of HPT and its Subsidiaries, (2) cash reserves made by lessees as required by HPT's leases for periodic replacement and refurbishment of HPT's assets, (3) provision for taxes of HPT and its Subsidiaries based on income, (4) amortization of debt discount and deferred financing costs, (5) provisions for gains and losses on properties and property depreciation and amortization, (6) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (7) amortization of deferred charges.

     "Debt"  of  HPT  or  any  Subsidiary  means,   without   duplication,   any
indebtedness of HPT or any Subsidiary, whether or not contingent, in respect of:

     (1) borrowed money or evidenced by bonds, notes, debentures or similar instruments,

     (2) indebtedness for borrowed money secured by any encumbrance existing on property owned by HPT or any Subsidiary, to the extent of the lesser of
         (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such encumbrance,

     (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of HPT or any Subsidiary otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement,

     (4) the principal  amount of all  obligations of HPT or any Subsidiary with
         respect  to   redemption,   repayment  or  other   repurchase   of  any
         Disqualified Stock, or

     (5) any lease of property by HPT or any Subsidiary as lessee which is reflected on HPT's consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items (other than letters of credit) would appear as a liability on HPT's consolidated balance sheet in accordance with GAAP.

Debt also includes, to the extent not otherwise included, any obligation by HPT or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another person or entity (other than HPT or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by HPT or any Subsidiary whenever HPT or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

     "Disqualified Stock" means, with respect to any entity, any Capital Stock of such entity which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock or shares), (2) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock, or (3) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for common stock or shares), in each case on or prior to the stated maturity of the notes.

     "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items and property valuation losses, as reflected in the financial statements of HPT and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any notes prior to January 15, 2012, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had been made on January 15, 2012, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had been made on January 15, 2012, over (ii) the aggregate principal amount of the notes being redeemed or paid. In the case of any redemption or accelerated payment of notes on or after January 15, 2012, the Make-Whole Amount means zero.

     "Ratio of Earnings to Fixed Charges" for any period means HPT's earnings divided by fixed charges. For this purpose, earnings have been calculated by adding fixed charges to income before income taxes and extraordinary items. Fixed charges consist of interest costs including amortization of deferred financing costs.

     "Reinvestment Rate" means a rate per annum equal to the sum of 0.50% (fifty one hundreths of one percent) plus the yield on treasury securities at constant maturity under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity (which, in the case of maturities corresponding to the principal and interest due on the notes at their maturity, shall be deemed to be January 15, 2012), as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "Secured Debt" means Debt secured by any mortgage, lien, charge, pledge or security interest of any kind.

     "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" (within the meaning of Regulation S-X, promulgated by the SEC under the Securities Act of 1933, as amended) of HPT.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then any publicly available source of similar market data which shall be designated by the Company.

     "Subsidiary"  means any  corporation or other entity of which a majority of
(1) the voting power of the voting equity securities or (2) the outstanding equity interests of which are owned, directly or indirectly, by HPT or one or more other Subsidiaries of HPT. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

     "Total Assets" as of any date means the sum of (1) the Undepreciated Real Estate Assets and (2) all other assets of HPT and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

     "Total Unencumbered Assets" means the sum of (1) those Undepreciated Real Estate Assets not subject to an encumbrance for borrowed money and (2) all other assets of HPT and its Subsidiaries not subject to an encumbrance for borrowed money determined in accordance with GAAP (but excluding accounts receivable and intangibles).

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of HPT and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

     "Unsecured Debt" means Debt which is not secured by any of the properties of HPT or any Subsidiary.

PROSPECTUS
                                 $2,800,000,000
                          Hospitality Properties Trust
  Debt Securities, Preferred Shares of Beneficial Interest, Depositary Shares,
               Common Shares of Beneficial Interest and Warrants

                             ----------------------

     We may offer and sell, from time to time, in one or more offerings:

         o common shares;

         o preferred shares;

         o debt securities; and

         o warrants

These securities may be offered and sold separately or together in units with other securities described in this prospectus. Our debt securities may be senior or subordinated.

     The securities described in this prospectus offered by us may be issued in one or more series or issuances. The total offering price of these securities, in the aggregate, will not exceed $2,800,000,000. We will provide the specific terms of any securities we actually offer in supplements to this prospectus. You should carefully read this prospectus and the supplements before you decide to invest in any of these securities.

     The applicable prospectus supplement will also contain information, where applicable, about United States federal income tax considerations and any listing on a securities exchange. Our common shares are listed on the New York Stock Exchange under the symbol "HPT."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is March 20, 2002.

                                              TABLE OF CONTENTS

                                                  Page                                                     Page
About This Prospectus........................      ii       Description of Depositary Shares...........      17
Cautionary Note Regarding Forward-Looking                   Description of Warrants....................      21
Statements...................................     iii
Hospitality Properties Trust.................       1       Description of Certain Provisions of
                                                            Maryland Law and of our Declaration of
                                                            Trust and Bylaws...........................      22
Use of Proceeds..............................       1       Plan of Distribution.......................      30
Ratio of Earnings to Fixed Charges...........       1       Validity of the Offered Securities.........      32
Description of Debt Securities...............       1       Experts....................................      32
Description of Common Shares.................      10       Where You Can Find More Information........      32
Description of Preferred Shares..............      11       Documents Incorporated By Reference........      32

                                ----------------

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one of more offerings up to a total amount of proceeds of $2,800,000,000.

     This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" and "Documents Incorporated By Reference."

     You should rely only on the information incorporated by reference or provided in this document. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus, as well as the information we have previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

     References  in  this   prospectus  to  "we,"  "us,"  "our"  or  "HPT"  mean
Hospitality Properties Trust.


                                      (ii)

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have made and incorporated by reference statements in this document that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern:

     o    performance of our assets and the hotel industry in general;

     o    the possible expansion of our portfolio;

     o the ability of our tenants and operators to pay rent and returns to us, remain competitive, maintain or improve hotel operating revenues or results;

     o    our ability to make interest payments and distributions on our shares;

     o our policies and plans regarding investments, financings and other matters;

     o    our tax status as a real estate investment trust;

     o    our ability to appropriately balance the use of debt and equity; and

     o    our ability to access capital markets or other sources of funds.

When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

    Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including:

     o    the status of the economy;

     o    the status of capital markets (including prevailing interest rates);

     o compliance with and changes to regulations within the hospitality industry;

     o    changes in guest preferences;

     o    changes in demand by business and consumer travelers;

     o    increases in availability of alternative accommodations;

     o    brand recognition;

     o    competition within the hospitality industry; and

     o    changes in federal, state and local legislation.

    Other important factors are identified in our Annual Report on Form 10-K which is in incorporated into this prospectus, including under the headings "Business" and "Management's Discussion and


                                     (iii)

Analysis of Financial Condition and Results of Operations." We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements except as required by applicable law.


                                      (iv)

                          HOSPITALITY PROPERTIES TRUST

     We are a real estate investment trust formed to acquire, own and lease hotels to unaffiliated tenants. At December 31, 2001, we owned 230 hotels with 31,691 rooms or suites located in 37 states, purchased for approximately $2.5 billion. The hotels include 37 Residence Inn by Marriott (R) hotels, 3 full service Marriott (R) hotels, 71 Courtyard by Marriott (R) hotels, 14 TownePlace Suites by Marriott (R) and SpringHill Suites by Marriott (R) hotels, 12 Wyndham
(R) and Wyndham Garden hotels, 18 Homestead Studio Suites (R) hotels, 15 Summerfield Suites by Wyndham (R) hotels, 36 Candlewood Suites (R) hotels, and 24 AmeriSuites (R) hotels.

     Our business strategy is to invest in hotels leased to or operated by third parties for minimum rents or returns to us which produce income in excess of our cost of capital. We provide capital to unaffiliated hotel operators who wish to divest their properties while remaining in the hotel business.

     We are organized as a Maryland real estate investment trust under the Maryland REIT Law. Our principal place of business is 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 964-8389.

                                 USE OF PROCEEDS

     Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquiring and investing in additional hotel and lodging related properties and the repayment of borrowings under our credit facility or other debt. Until the proceeds from a sale of securities by us are applied to their intended purposes, they will be invested in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratios of earnings to fixed charges and preferred dividends for the periods indicated:

                                                  Nine Months Ended
                                                    September 30,                Fiscal Year Ended December 31,
                                                        2001              2000      1999      1998      1997      1996
                                                  -----------------      ------    ------    ------    ------    ------
Ratio of earnings to fixed charges.............        4.03x             4.35x     4.00x      5.04x     4.81x    10.15x
Ratio of earnings to combined fixed charges            3.44x             3.66x     3.52x      5.04x     4.81x    10.15x
   and preferred distributions.................


     For purpose of calculating the ratios above, earnings have been calculated by adding fixed charges to income before income taxes, extraordinary items and gain or loss on the disposition of real property. Fixed charges consist of interest costs, whether expensed or capitalized, and any interest component of capitalized lease expense, amortization of debt discounts and deferred financing costs, whether expensed or capitalized.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures and are not complete.

     The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of indentures which we have filed as exhibits to the registration statement of which this prospectus is part. We will file any final indentures and supplemental indentures if we issue debt securities. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

General

     We may issue debt securities that rank "senior," "senior subordinated" or "junior subordinated." The debt securities that we refer to as "senior" will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as "senior subordinated" securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be "junior subordinated" securities. We have filed with the registration statement of which this prospectus is part three separate forms of indenture, one for the senior securities, one for the senior subordinated securities and one for the junior subordinated securities. We refer to senior subordinated and junior subordinated securities as "subordinated."

     We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

     We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series.

     The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

     o    the  title  and  series   designation  and  whether  they  are  senior
          securities, senior subordinated securities or junior subordinated securities;

     o    the aggregate principal amount of the securities;

     o the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

     o if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

     o    the stated maturity date;

     o the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

     o the date from which interest may accrue and any interest payment dates;

     o    any sinking fund requirements;

     o any provisions for redemption, including the redemption price and any remarketing arrangements;

     o whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

     o whether the amount of payments of principal of or premium, if any or interest on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

     o the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

     o    whether  we  will  issue  the  debt   securities  in  certificated  or
          book-entry form;

     o whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

     o whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

     o the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

     o whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

     o    the subordination provisions, if any, relating to the debt securities;
          and

     o if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered.

     We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as "original issue discount" securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

     Except as may be described in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

     Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

     Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

     If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

     o to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

     o    in any other lawful manner, all as the applicable indenture describes.

     You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an "exchange."

     You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "registrar." It will also perform transfers.

     You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

     Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

     o If we merge out of existence or sell our assets, the other company must be an entity organized under the laws of a state or the District of Columbia or under federal law and must agree to be legally responsible for our debt securities; and

     o Immediately after the merger, sale of assets or other transaction, we may not be in default on our debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Certain Covenants

     Existence. Except as permitted as described above under "Merger, Consolidation or Sale of Assets," we will agree to do all things necessary to preserve and keep our trust existence, rights and franchises provided that it is in our best interests for the conduct of business.

     Provisions of Financial Information. Whether or not we remain required to do so under the Securities Exchange Act of 1934, as amended, to the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and an indenture trustee on or before the applicable SEC filing dates as if we were required to do so.

     Additional   Covenants.   Any   additional   or   different   covenants  or
modifications to the foregoing covenants with respect to any series of debt securities, will be described in the applicable prospectus supplement.

Events of Default and Related Matters

     Events of Default. The term "event of default" for any series of debt securities means any of the following:

     o We do not pay the principal or any premium on a debt security of that series when it becomes due upon its maturity date;

     o We do not pay interest on a debt security of that series within 30 days after its due date;

     o    We do not deposit any sinking fund payment for that series when due;

     o We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of other series) for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of more than 50% in principal amount of debt securities of the affected series may send the notice;

     o We default under any of our other indebtedness in an aggregate principal amount exceeding a specified dollar amount after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of more than 50% in principal amount of debt securities of the affected series may send the notice;

     o We or one of our "significant subsidiaries," if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

     o Any other event of default described in the applicable prospectus supplement occurs.

     The  term   "significant   subsidiary"   means  each  of  our   significant
subsidiaries, if any, as defined in Regulation S-X under the Securities Act of 1933, as amended.

     Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

     The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

     o You must give the trustee written notice that an event of default has occurred and remains uncured;

     o The holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

     o The trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

     Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification of an Indenture

There are three types of changes we can make to the indentures and the debt securities:

     Changes Requiring Your Approval. First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

     o change the stated maturity of the principal or interest on a debt security;

     o reduce any amounts due on a debt security or the rate or amount of interest;

     o    reduce the amount of any premium due upon redemption;

     o reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

     o    change the currency of payment on a debt security;

     o    change the place of payment;

     o    impair your right to sue for payment;

     o reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

     o reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default;

     o    reduce the voting or quorum requirements;

     o modify or waive any provisions relating to default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

     o    modify any of the foregoing provisions.

     Changes Requiring a Majority Vote. The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under "--Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

     Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

     Further Details Concerning Voting. Debt securities are not considered outstanding, and therefore the holders thereof are not eligible to vote if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. The holders of debt securities are also not eligible to vote if they have been fully defeased as described immediately below under "--Discharge, Defeasance and Covenant Defeasance--Full Defeasance." For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

Discharge, Defeasance and Covenant Defeasance

     Discharge. We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

     Full Defeasance. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

     o We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government or U.S. government agency notes or bonds (or, in some circumstances, depositary receipts representing these notes or bonds) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

     o The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us; and

o We must deliver to the trustee a legal opinion confirming the tax law change or IRS ruling described above.

     If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

     Notwithstanding the foregoing, the following rights and obligations will survive full defeasance:

     o    your rights to receive payments from the trust when payments are due;

     o our obligations relating to registration and transfer of securities and lost or mutilated certificates; and

     o our obligations to maintain a payment office and to hold moneys for payment in trust.

     Covenant Defeasance. Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

     If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

     o any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

     o    any subordination provisions; and

     o certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance (1) a holder elects to receive payment in a currency other than that in which the deposit has been made, or (2) a "Conversion Event" occurs in respect of the currency in which the deposit has been made, the indebtedness represented by that debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on the debt security as they become due out of the proceeds yielded by converting the amount deposited in trust into the currency, currency unit or composite currency in which that debt security becomes payable as a result of the holder's election or the cessation of usage based on the applicable market exchange rate.

A "Conversion Event" means the cessation of use of:

     o a currency, currency unit or composite currency both by the government of the country that issued the currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; or

     o any currency unit or composite currency for the purposes for which it was established.

     Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be made in U.S. dollars.

Meetings of Holders

     A meeting of the holders of debt securities may be called at any time by the trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities, upon notice given as provided in the indenture. Except for any consent or other action that must be specifically given by the holder of each debt security any resolution presented at a meeting at which a quorum is present may be adopted by a majority vote of the outstanding debt securities. Any resolution that may be made by the holders of less than a majority of the outstanding debt securities may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage. Any resolution passed or decision taken at any meeting of holders of debt securities duly held in accordance with the applicable indenture will be binding on all holders of the debt securities of that series. The quorum at any meeting called to adopt a resolution will be persons representing a majority in principal amount of the outstanding debt securities. However, if any action is to be taken at a meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities will constitute a quorum.

    If any action is to be taken at a meeting of holders of debt securities of any series with respect to any consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of such series and one or more additional series: (1) there will be no minimum quorum requirement for such meeting and (2) the principal amount of the outstanding debt securities of that series that vote in favor of such consent, waiver or other action will be taken into account in determining whether such consent, waiver or other action has been made, given or taken under the indenture.

Conversion Rights

     The terms and conditions, if any, upon which the debt securities are convertible into common or preferred shares will be set forth in the applicable prospectus supplement. Such terms will include whether the debt securities are convertible into common or preferred shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion, including restrictions directed at maintaining our REIT status under the Internal Revenue Code of 1986, as amended.



Subordination

     We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

     o    the indebtedness ranking senior to the debt securities being offered;

     o the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

     o the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

     o provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global Securities

     If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

                          DESCRIPTION OF COMMON SHARES

     Our declaration of trust authorizes us to issue up to an aggregate of 200,000,000 shares of beneficial interest, including 100,000,000 common shares, par value $.01 per share, and 100,000,000 preferred shares, without par value, and authorizes our board of trustees to determine, at any time and from time to time the number of authorized shares of beneficial interest, as described below. As of March 4, 2002, we had 62,515,940 common shares issued and outstanding and 3,000,000 shares of Series A Cumulative Preferred Shares issued and outstanding as described below under "Description of Preferred Shares - Series A Cumulative Redeemable Preferred Shares." In connection with the adoption of our shareholders' rights plan, our board of trustees established an authorized but unissued class of 1,000,000 preferred shares, par value $.01 per share, described more fully below under "Description of Preferred Shares - Junior Participating Preferred Shares." As of the date of this prospectus no other class or series of preferred shares had been established.

     The following is a summary description of the material terms of our common shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

     As permitted by the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the total number of shares of beneficial interest, to issue new and different classes of shares in any amount or to reclassify any unissued shares into other classes or series of classes that we choose. We believe that giving these powers to our board of trustees will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although our board of trustees has no intention at the present time of doing so, it could authorize us to issue a new class or series that could, depending upon the terms of the class or series, delay or prevent a change in control.

     Except as otherwise described in the applicable prospectus supplement, all of our shares are entitled to the following, subject to the preferential rights of any other class or series of shares which may be issued and to the provisions of our declaration of trust regarding the restriction of the ownership of shares of beneficial interest:

     o to receive distributions on our shares if, as and when authorized and declared by our board of trustees out of assets legally available for distribution; and

     o to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

    Subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. However, holders of common shares will not have cumulative voting rights in the election of trustees.

    Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights.

    Shareholders will have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our declaration of trust regarding the restriction on ownership of shares of beneficial interest, common shares will have equal distribution, liquidation and other rights.

     For other information with respect to our shares, including effects that provisions in our declaration of trust and bylaws may have in delaying or deterring a change in our control, see "Description of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws" below.

                         DESCRIPTION OF PREFERRED SHARES

Preferred Shares

     The following is a summary description of the material terms of our preferred shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the description of the particular terms of our securities described in the applicable prospectus supplement.

     General.   Our  board  of  trustees  will   determine   the   designations,
preferences, limitations and relative rights of our authorized and unissued preferred shares. These may include:

     o the distinctive designation of each series and the number of shares that will constitute the series;

     o    the voting rights, if any, of shares of the series;

     o the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions accumulate and are payable;

     o the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

     o the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

     o any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

     o if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

     o whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

     The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

     The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust, including any applicable articles supplementary, and our bylaws.

     The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

     o    the description of the preferred shares;

     o    the number of the preferred shares offered;

     o    the voting rights, if any, of the holders of the preferred shares;

     o    the offering price of the preferred shares;

     o the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

     o the date from which distributions on the preferred shares shall accumulate;

     o the provisions for any auctioning or remarketing, if any, of the preferred shares;

     o    the provision, if any, for redemption or a sinking fund;

     o    the liquidation preference per share;

     o    any listing of the preferred shares on a securities exchange;

     o whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

     o whether interests in the preferred shares will be represented by depositary shares as more fully described below under "Description of Depositary Shares;"

     o    a discussion of federal income tax considerations;

     o the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

     o any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

     o any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

     o    any  other  specific  terms,  preferences,   rights,   limitations  or
          restrictions of the preferred shares.

     As described under "Description of Depositary Shares," we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of the preferred shares issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Rank

     Unless our board of trustees otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all our common shares.


Distributions

     Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of trustees must authorize and declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of trustees. In the case of preferred shares represented by depositary receipts, the records of the depositary referred to under "Description of Depositary Shares" will determine the persons to whom distributions are payable.

     Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of trustees fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future.

     If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

     Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

     We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

Redemption

     We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

     If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of beneficial interest, the terms of the preferred shares may provide that, if no shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of beneficial interest pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

     The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of beneficial interest ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of beneficial interest ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

     If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of beneficial interest ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of beneficial interest shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

     For these purposes, our consolidation or merger with or into any other trust or corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be a liquidation.

Voting Rights

     Holders of the preferred shares will not have any voting rights, except as shown below or as otherwise from time to time required by law or as specified in the applicable prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, holders of our preferred shares (voting separately as a class with all other series of preferred shares with similar voting rights) will be entitled to elect two additional trustees to our board of trustees at our next annual meeting of shareholders and at each subsequent annual meeting if at any time distributions on the applicable series are in arrears for six consecutive quarterly periods. If the applicable series has a cumulative distribution, the right to elect additional trustees described in the preceding sentence shall remain in effect until we declare or pay and set aside for payment all distributions accrued and unpaid on the applicable series. If the applicable series does not have a cumulative distribution, the right to elect additional trustees described above shall remain in effect until we declare or pay and set aside for payment distributions accrued and unpaid on four consecutive quarterly periods on the applicable series. In the event the preferred shareholders are so entitled to elect directors, the entire board of directors will be increased by two trustees.

     Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of a majority of the shares of each series of preferred shares outstanding at that time:

     o authorize, create or increase the authorized or issued amount of any class or series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

     o reclassify any authorized shares of beneficial interest into a series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

     o create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

     o amend, alter or repeal the provisions of our declaration of trust or any articles supplementary relating to that series of preferred shares, whether by merger consolidation or otherwise, that materially and adversely affects the series of preferred shares.

     The authorization, creation or increase of the authorized or issued amount of any class or series of shares of beneficial interest ranking on parity or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

     The foregoing voting provisions will not apply if all of the outstanding shares of the series of preferred with the right to vote have been redeemed or called for redemption and sufficient funds have been deposited in trust for the redemption either at or prior to the act triggering these voting rights.

     As more fully described under "Description of Depositary Shares" below, if we elect to issue depositary shares, each representing a fraction of a share of a series, each depositary will in effect be entitled to a fraction of a vote per depositary share.

Conversion Rights

     We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of beneficial interest. The terms will include the number of common shares or other securities into which the preferred shares are convertible, the conversion price (or the manner of determining it), the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

     We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.

Series A Cumulative Redeemable Preferred Shares

     On April 12, 1999, we issued and sold 3,000,000 shares of a new series of preferred shares, the 9-1/2% Series A Cumulative Redeemable Preferred Shares, in a public offering. The price to the public was $25 per share.

     The following is a summary description of the material terms of those Series A Preferred Shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information."

     Holders of Series A Preferred Shares are entitled to receive cumulative cash dividends at a rate of 9-1/2% per year of the $25 per share liquidation preference (equivalent to $2.375 per annum per share). Distributions on the Series A Preferred Shares are payable quarterly in arrears on the last day of each March, June, September and December or, if not a business day, the next business day. Dividends on the Series A Preferred Shares are cumulative. The Series A Preferred Shares rank senior to our common shares with respect to the payment of dividends. The Series A Preferred Shares do not have any maturity date, and we are not required to redeem the Series A Preferred Shares. We may not redeem the Series A Preferred Shares prior to April 12, 2004, except in limited circumstances relating to our continuing qualification as a Maryland real estate investment trust. On and after April 12, 2004, we may, at our option, redeem the Series A Preferred Shares, in whole or from time to time in part, by payment of $25 per share, plus accrued and unpaid distributions through and including the date of redemption.

     If we liquidate, dissolve or wind up, holders of the Series A Preferred Shares will have the right to receive $25 per share, plus accrued and unpaid distributions through the date of payment, before any payments are made to the holders of our common shares. The holders of Series A Preferred Shares generally have no voting rights. However, if we do not pay dividends on the Series A Preferred Shares for six or more quarterly periods (whether or not consecutive), the holders of the Series A Preferred Shares, voting as a class with the holders of any other class or series of our capital shares which has similar voting rights, will be entitled to vote for the election of two additional trustees to serve on our board of trustees until we pay all dividends which we owe on the Series A Preferred Shares. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Shares is required for us to authorize, create or increase capital shares ranking senior to the Series A Preferred Shares or to amend our declaration of trust in a manner that materially and adversely affects the rights of the Series A Preferred Shares. The Series A Preferred Shares are not convertible into or exchangeable for any other securities or property.

Junior Participating Preferred Shares

     In connection with the adoption of our shareholders' rights plan, our trustees established an authorized but unissued class of 1,000,000 junior participating preferred shares. See "Description of Certain Provisions of Maryland law and of Our Declaration of Trust and Bylaws--Rights Plan," for a summary of the shareholders' rights plan. Certain powers, preferences and rights and certain qualifications, limitations and restrictions of the junior participating preferred shares, when and if issued, are described below. The following is a summary of some of the terms and conditions of the junior participating preferred shares and does not purport to be complete. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information."

     The holder of each junior participating preferred share is entitled to quarterly dividends in the greater amount of $5.00 or 100 times the quarterly per share dividend, whether cash or otherwise, declared upon the common shares. Dividends on the junior participating preferred shares are cumulative. Whenever dividends on the junior participating preferred shares are in arrears, we may not declare or pay dividends, make other distributions on, or redeem or repurchase common shares or other shares ranking junior to the junior participating preferred shares. If we fail to pay such dividends for six quarters, the holders of the junior participating preferred shares will be entitled to elect two trustees.

     The holder of each junior participating preferred share is entitled to 100 votes on all matters submitted to a vote of the shareholders, voting (unless otherwise provided in the declaration of trust or by law) together with holders of common shares as one class. The junior participating preferred shares are not redeemable.

    Upon liquidation, dissolution or winding up, the holders of junior participating preferred shares are entitled to a liquidation preference of $100 per share plus the amount of any accrued and unpaid dividends, prior to payment of any distribution in respect of the common shares or any other shares ranking junior to the junior participating preferred shares. After payment of this liquidation preference, the holders of junior participating preferred shares are not entitled to further distributions until the holders of common shares have received an amount per share equal to the liquidation preference paid on the junior participating preferred shares divided by 100, adjusted to reflect events such as share splits, share dividends and recapitalizations affecting the common shares. Following the full payment of this amount to the common shareholders, holders of junior participating preferred shares are entitled to participate proportionately on a per share basis with holders of common shares in the distribution of the remaining assets to be distributed in respect of shares in the ratio one one hundredth of the liquidation preference to one, respectively.

     The powers, preferences and rights of the junior participating preferred shares are subject to the superior powers, preferences and rights of our Series A Preferred Shares and any other senior series or class of preferred shares which the board of trustees shall, from time to time, authorize and issue.

                        DESCRIPTION OF DEPOSITARY SHARES

General

     The following is a summary of the material provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of deposit agreement and depositary receipts which we will filed as exhibits to the registration statement of which this prospectus is part prior to an offering of depositary shares. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

     We may, at our option, elect to offer fractional interests in shares of preferred shares, rather than shares of preferred shares. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the distribution, voting, conversion, redemption, liquidation and other rights and preferences of the preferred shares represented by those depositary shares.

     Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the preferred shares underlying the surrendered depositary receipts.

Distributions

     A depositary will be required to distribute all cash distributions received in respect of the applicable preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

     If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

     Depositary shares that represent preferred shares converted or exchanged will not be entitled to distributions. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred shares will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Preferred Shares

     You may receive the number of whole shares of your series of preferred shares and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred shares will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole preferred shares you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred shares, you will not be entitled to re-deposit those preferred shares under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn preferred shares.

Redemption of Depositary Shares

     If we redeem a series of the preferred shares underlying the depositary shares, the depositary will redeem those shares from the proceeds received by it. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares we are redeeming at their addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred shares. The redemption date for depositary shares will be the same as that of the preferred shares. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

     After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Preferred Shares

     Upon receipt of notice of any meeting at which the holders of the applicable preferred shares are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder's depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out an instruction to vote or for the effect of any such vote made so long as the action or inaction of the depositary is in good faith and is not the result of the depositary's gross negligence or willful misconduct.

Liquidation Preference

     Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary shares, as shown in the applicable prospectus supplement.

Conversion or Exchange of Preferred Shares

     The depositary shares will not themselves be convertible into or exchangeable for common shares, preferred shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred shares represented by the depositary shares.
Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred shares represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred shares to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

     As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred shares represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred shares. In addition:

     o no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred shares in exchange for depositary shares provided in the deposit agreement;

     o the tax basis of each preferred share to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred shares; and

     o if you held the depositary shares as a capital asset at the time of the exchange for preferred shares, the holding period for the preferred shares will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement

     We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

     Any deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a Maryland real estate investment trust or
(2) a majority of each series of preferred shares affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred shares as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

     o    all depositary shares have been redeemed;

     o there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred shares; or

     o each related preferred share shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred shares and any redemption of preferred shares. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

     A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

     A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related preferred shares. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of depositary receipts upon reasonable notice.

     Neither a depositary nor our company will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred shares unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred shares for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

     If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

                             DESCRIPTION OF WARRANTS

     We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred shares, depositary shares or common shares. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the forms of warrants and the warrant agreement with the SEC at or before the time of the offering of the applicable series of warrants.

     The following is a summary of the material terms of our warrants and the warrant agreement. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of warrants and the warrant agreement which we will file as exhibits to the registration statement of which this prospectus is part. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of our securities described in the applicable prospectus supplement.

     In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

     o    the offering price;

     o    the currencies in which such warrants are being offered;

     o    the number of warrants offered;

     o    the securities underlying the warrants;

     o the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

     o    the date on which the warrants will expire;

     o    federal income tax consequences;

     o    the rights, if any, we have to redeem the warrants;

     o    the name of the warrant agent; and

     o    the other terms of the warrants.

     Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

     The warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended thereby. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date may not be altered without the consent of the holder of each warrant.

            DESCRIPTION OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                       OUR DECLARATION OF TRUST AND BYLAWS

     We are organized as a Maryland real estate investment trust. The following is a summary of our declaration of trust and bylaws and several provisions of Maryland law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire declaration of trust and bylaws, copies of which we have previously filed with the SEC, or refer to the provisions of Maryland law.

Trustees

     Our declaration of trust and bylaws provide that only our board of trustees will establish the number of trustees, provided however that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Any vacancy on the board of trustees may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies. Our bylaws require that a majority of our trustees be independent trustees except for temporary periods due to vacancies.

     Our declaration of trust divides our board of trustees into three classes. Shareholders elect our trustees of each class for three-year terms upon the expiration of their current terms. Shareholders elect only one class of trustees each year. We believe that classification of our board helps to assure the continuity of our business strategies and policies. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of our incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders are generally required to effect a change in a majority of our board of trustees.

     Our declaration of trust provides that a trustee may be removed with or without cause by the affirmative vote of the holders of at least two-thirds of our shares entitled to be cast in the election of trustees. This provision precludes shareholders from removing our incumbent trustees unless they can obtain a substantial affirmative vote of shares.

Advance Notice of Trustee Nominations and New Business

     Our bylaws provide that nominations of persons for election to our board of trustees and business to be transacted at shareholder meetings may be properly brought pursuant to our notice of the meeting, by our board of trustees, or by a shareholder who is (i) a shareholder of record at the time of giving the advance notice and at the time of the meeting, (ii) entitled to vote at the meeting and
(iii) has complied with the advance notice and other applicable terms and provisions set forth in our bylaws.

     Under our bylaws, a shareholder's notice of nominations for trustee or business to be transacted at an annual meeting of shareholders must be delivered to our secretary at our principal office not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of our notice for the preceding year's annual meeting. In the event that the date of mailing of our notice of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the mailing of our notice for the preceding year's annual meeting, a shareholder's notice must be delivered to us not earlier than the close of business on the 120th day prior to the mailing of notice of such annual meeting and not later than the close of business on the later of: (i) the 90th day prior to the date of mailing of the notice for such annual meeting, or (ii) the 10th day following the day on which we first make a public announcement of the date of mailing of our notice for such meeting. The public announcement of a postponement of the mailing of the notice for such annual meeting or of an adjournment or postponement of an annual meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice. If the number of trustees to be elected to our board of trustees is increased and we make no public announcement of such action or do not specify the size of the increased board of trustees at least one hundred (100) days prior to the first anniversary of the date of mailing of notice for our preceding year's annual meeting, a shareholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to our secretary at our principal office not later than the close of business on the 10th day immediately following the day on which such public announcement is made.

     For special meetings of shareholders, our bylaws require a shareholder who is nominating a person for election to our board of trustees at a special meeting at which trustees are to be elected to give notice of such nomination to our secretary at our principal office not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (1) the 90th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the trustees to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice as described above.

     Any notice from a shareholder of nominations for trustee or business to be transacted at a shareholder meeting must be in writing and include the following:

     o    as to each person  nominated  for election or reelection as a trustee,
          (i) the nominee's name, age, business and residence addresses, (ii) the class and number of shares beneficially owned or owned of record by the nominee and (iii) all information relating to the person that is required to be disclosed in solicitations of proxies for election of trustees or otherwise required by Regulation 14A under the Securities Exchange Act of 1934, as amended, together with the nominee's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected;

     o as to other business that the shareholder proposes to bring before the meeting, a brief description of the business, the reasons for conducting the business and any material interest in the business of the shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

     o as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of the shareholder and beneficial owner and the number of our shares which (s)he or they own beneficially and of record.

Meetings of Shareholders

     Under our bylaws, our annual meeting of shareholders will take place within six months after the end of each fiscal year, unless a different date is set by the board of trustees. Special meetings of shareholders may be called only by a majority our board of trustees.

Liability and Indemnification of Trustees and Officers

     To the maximum extent permitted by Maryland law, our declaration of trust includes provisions limiting the liability of our present and former trustees, officers and shareholders for damages and obligating us to indemnify them against any claim or liability to which they may become subject by reason of their status or actions as our present or former trustees, officers or shareholders. Our declaration of trust also obligates us to pay or reimburse the people described above for reasonable expenses in advance of final disposition of a proceeding.

     The Maryland REIT Law permits a real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law for directors and officers of Maryland corporations. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

     o the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

     o the director or officer actually received an improper personal benefit in money, property or services; or

     o in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Additionally, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of that corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

     o a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

     o a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

     The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act of 1933, as amended, is against public policy and is therefore unenforceable.

Shareholder Liability

     Under the Maryland REIT Law, a shareholder is not personally liable for the obligations of a real estate investment trust solely as a result of his status as a shareholder. Our declaration of trust provides that no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder. Despite these facts, our legal counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity such as ours may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, we can give no assurance that you can avoid liability in all instances in all jurisdictions. Our trustees have not provided in the past and do not intend to provide insurance covering these risks to our shareholders.

Transactions with Affiliates

     Our declaration of trust allows us to enter into contracts and transactions of any kind with any person, including any of our trustees, officers, employees or agents or any person affiliated with them so long as the affiliate's interest in the transaction is disclosed to the trustees or shareholders the transaction is ratified by a majority vote of either the trustees who are not interested in the transaction or the shareholders.

Voting by Shareholders

     Whenever shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under our declaration of trust and bylaws shareholders do not have the right to take any action by written consents instead of a vote.

Restrictions on Transfer of Shares

     Our declaration of trust restricts the amount of shares that individual shareholders may own. These restrictions are intended to assist with REIT compliance under the Internal Revenue Code of 1986, as amended, and otherwise to promote our orderly governance. These restrictions do not apply to HRPT Properties Trust, REIT Management & Research LLC or their affiliates. All certificates evidencing our shares will bear a legend referring to these restrictions.

     Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended, more than 9.8% of the number, value or voting power of our outstanding shares. Our declaration of trust also prohibits any person from beneficially or constructively owning shares if that ownership would result in us being closely held under Section 856(h) of the Internal Revenue Code of 1986, as amended, or would otherwise cause us to fail to qualify as a REIT.

    Our board of trustees, in its discretion, may exempt a proposed transferee from the share ownership limitation. So long as our board of trustees determines that it is in our best interest to qualify as a REIT, the board may not grant an exemption if the exemption would result in us failing to qualify as a REIT.

     If a person attempts a transfer of our shares in violation of the ownership limitations described above, then that number of shares which would cause the violation will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us. The prohibited owner will not acquire any rights in these excess shares, will not benefit economically from ownership of any excess shares, will have no rights to distributions made with respect to any excess shares and will not possess any rights to vote the excess shares. This automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer.

     At our direction, the excess share trustee will sell the shares held in the excess share trust to a person designated by the excess share trustee whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon this sale, the interest of the charitable beneficiary in the shares sold will terminate and the excess share trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

     o    The prohibited owner will receive the lesser of:

          (1) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the excess share trust, e.g., a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the excess share trust; and

          (2) the net price received by the excess share trustee from the sale of the shares held in the excess share trust.

     o Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary.

     Also, shares of beneficial interest held in the excess share trust will be offered for sale to us, or our designee, at a price per share equal to the lesser of:

     o the price per share in the transaction that resulted in the transfer to the excess share trust or, in the case of a devise or gift, the market price at the time of the devise or gift; and

     o    the market price on the date we or our designee accepts the offer.

     We will have the right to accept the offer until the excess share trustee has sold the shares held in the excess share trust. The net proceeds of the sale to us will be distributed similar to any other sale by an excess share trustee.

     Pursuant to the Internal Revenue Code of 1986, as amended, every owner of 5% or more (or any other percentage between 1/2 of 1% and 5% as provided in the rules and regulations promulgated thereunder) of all classes or series of our shares is required to give us written notice thereof within 30 days after the end of each taxable year. In addition, our declaration of trust provides that each shareholder must, upon demand, disclose to us in writing any information with respect to ownership of shares as the trustees deem reasonably necessary to comply with or determine compliance with the REIT provisions of the Internal Revenue Code of 1986, as amended or any other rules promulgated by a governmental or taxing authority.

     The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. Our declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction will be subject to all of the provisions and limitations described above.

Business Combinations

     The Maryland General Corporation Law contains a provision which regulates business combinations with interested shareholders. This provision applies to Maryland real estate investment trusts like us. Under the Maryland General Corporation Law, business combinations such as mergers, consolidations, share exchanges and the like between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. Under the Maryland General Corporation Law the following persons are deemed to be interested shareholders:

     o any person who beneficially owns 10% or more of the voting power of the trust's shares; or

     o an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust.

     After the five-year prohibition period has ended, a business combination between a trust and an interested shareholder must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

     o    the affirmative vote of at least 80% of the votes entitled to be cast;
          and

     o the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

This shareholder approval is not required if the trust's shareholders receive the minimum price set forth in the Maryland General Corporation Law for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

     The foregoing provisions of the Maryland General Corporation Law do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the Maryland General Corporation Law if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board. Our declaration of trust provides that we have elected not to be governed by these provisions of the Maryland General Corporation Law.

Control Share Acquisitions

     The Maryland General Corporation Law contains a provision which regulates control share acquisitions. This provision also applies to Maryland real estate investment trusts. The Maryland General Corporation Law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares of beneficial interest which, if aggregated with all other shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

     o    one-tenth or more but less than one-third;

     o    one-third or more but less than a majority; or

     o    a majority or more of all voting power.

An acquiror must obtain the necessary shareholder approval each time he acquires control shares in an amount sufficient to cross one of the thresholds noted above.

     Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval by virtue of a revocable proxy. The Maryland General Corporation Law provides a list of exceptions from the definition of control share acquisition.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the Maryland General Corporation Law, including an undertaking to pay expenses, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days after demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland General Corporation Law, then the trust may redeem any or all of the control shares for fair value determined as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of those shares are considered and not approved. The right of the trust to redeem any or all of the control shares is subject to conditions and limitations listed in the

Maryland General Corporation Law. The trust may not redeem shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute of the Maryland General Corporation Law does not apply to the following:

     o shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

     o acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

     Our declaration of trust provides that we have elected not to be governed by these provisions of the Maryland General Corporation Law.

Rights Plan

     In May 1997, our trustees adopted a shareholders' rights plan which provides for the distribution of one junior participating preferred share purchase right for each common share. Each right entitles the holder to buy 1/100th of a junior participating preferred share (or in certain circumstances, to receive cash, property, common stock or our other securities) at an exercise price of $100 per 1/100th of a junior participating preferred share. The powers, preferences and rights and certain qualifications, limitations and restrictions of the junior participating preferred shares are summarized above under "Description of Preferred Shares - Junior Participating Preferred Shares."

     Initially, the rights are attached to common shares. The rights will separate from the common shares upon a rights distribution date which is the earlier of (1) 10 business days following a public announcement by us that a person or group of persons has acquired, or has obtained the right to acquire, beneficial ownership of 10% or more of the outstanding common shares or (2) 10 business days following the commencement of a tender offer or exchange offer that would result in a person acquiring beneficial ownership of 10% or more of the outstanding common shares. In each instance the trustees may determine that the distribution date will be a date later than 10 days following the triggering event.

     Until they become exercisable the rights will be evidenced by the certificates for common shares and will be transferred with and only with such common share certificates. The surrender for transfer of any certificates for common shares outstanding will also constitute the transfer of the rights associated with the common shares represented by such certificates.

     The rights are not exercisable until a rights distribution date and will expire at the close of business on April 30, 2007, unless earlier redeemed or exchanged by us as described below. Until a right is exercised, the holder thereof, as such, has no rights as a shareholder of the trust, including, without limitation, the right to vote or to receive dividends.

     Upon the occurrence of a "flip-in event", each holder of a right will have the ability to exercise it for a number of common shares (or, in certain circumstances, other property) having a current market price equal to two times the exercise price of the right. Notwithstanding the foregoing, following the occurrence of a "flip-in event", all rights that are, or were held by beneficial owners of 10% or more of our common stock will be void in several circumstances described in the rights agreement. Rights will not be exercisable following the occurrence of any "flip-in event" until the rights are no longer redeemable by us as set forth below. A "flip-in event" occurs when a person or group of persons acquires more than 10% of the beneficial ownership of the outstanding common shares pursuant to any transaction other than a tender or exchange offer for all outstanding common shares on terms which a majority of our outside trustees determine to be fair to and otherwise in the best interests of us and our shareholders.

     A "flip-over event" occurs when, at any time on or after the announcement of a share acquisition which will result in a person becoming the beneficial owner of more than 10% of our outstanding common shares, we take part in a merger or other business combination transaction (other than certain mergers that follow a fair offer) in which the trust is not the surviving entity or the common shares are changed or exchanged or 50% or more of our assets or earning power is sold or transferred. Upon the occurrence of a "flip-over event" each holder of a right (except rights which previously have been voided, as set forth above) will have the option to exchange their right for a number of shares of common stock of the acquiring company having a current market price equal to two times the exercise price of the right.

     The purchase price and the number of junior participating preferred shares issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. We will make a cash payment in lieu of any fractional shares resulting from the exercise of any right. We have 10 days from the date of an announcement of a share acquisition which will result in a person becoming the beneficial owner of more than 10% of our outstanding common shares to redeem the rights in whole, but not in part, at a price of $.01 per right, payable, at our option in cash, common shares or other consideration as the trustees may determine. Immediately upon the effectiveness of the action of the trustees ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

     The terms of the rights, other than key financial terms and the date on which the rights expire, may be amended by the trustees prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended by the trustees only in order to

     o    cure ambiguities or defects;

     o make changes which do not adversely affect the interests of holders of rights (other than the rights of a person that has obtained beneficial ownership of more than 10% of our outstanding shares); or

     o    to shorten or lengthen any time period under the rights agreement.

However, no amendment to lengthen the time period governing redemption is permitted to be made at such time as the rights are not redeemable.

Amendment to our Declaration of Trust, Dissolution and Mergers

     Under the Maryland REIT Law, a real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless these actions are approved by at least two-thirds of all shares entitled to be cast on the matter. The Maryland REIT Law allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority. Our declaration of trust provides for approval of an amendment (except amendments to certain provisions of the declaration of trust) by a majority of shares entitled to vote on these actions provided the amendment in question has been approved by a two-thirds vote of our board of trustees. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits this type of action by our board of trustees. Our declaration of trust also permits our board of trustees to effect changes in our unissued shares, as described more fully above. As permitted by the Maryland REIT Law, our declaration of trust provides that a majority of our entire board of trustees, without action by the shareholders, may amend our declaration of trust to change the name or other designation or the par value of any class or series of our preferred shares and the aggregate par value of our preferred shares.

Anti-Takeover Effect of Maryland Law and of our Declaration of Trust and Bylaws

     The following provisions in our declaration of trust and bylaws and in Maryland law could delay or prevent a change in our control:

     o the limitation on ownership and acquisition of more than 9.8% of our shares;

     o the classification of our board of trustees into classes and the election of each class for three-year staggered terms;

     o the requirement of a two-thirds majority vote of shareholders for removal of our trustees;

     o the facts that the number of our trustees may be fixed only by vote of our board of trustees, that a vacancy on our board of trustees may be filled only by the affirmative vote of a majority of our remaining trustees and that our shareholders are not entitled to act without a meeting;

     o the provision that only our board of trustees may call meetings of shareholders;

     o the advance notice requirements for shareholder nominations for trustees and other proposals; and

     o the ability of our board of trustees to authorize and issue additional shares, including additional classes of shares with rights defined at the time of issuance, without shareholder approval.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

     o    the terms of the offering;

     o    the names of any underwriters or agents;

     o    the name or names of any managing underwriter or underwriters;

     o    the purchase price of the securities;

     o    the net proceeds from the sale of the securities;

     o    any delayed delivery arrangements;

     o any underwriting discounts, commissions and other items constituting underwriters' compensation;

     o    any initial public offering price; and

     o any discounts or concessions allowed or reallowed or paid to dealers; and any commissions paid to agents.

Sale Through Underwriters or Dealers

     If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     In order to facilitate the offering of securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their account. In addition, to cover over-allotments or to stabilize the price of the shares, the underwriters may bid for, and purchase, shares in the open market. Finally, an underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the offered securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities offered pursuant to this prospectus.

     If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

     We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

     We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

     Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to United States persons, other than qualifying financial institutions, during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

                       VALIDITY OF THE OFFERED SECURITIES

     Sullivan & Worcester LLP, as to certain matters of New York law, and Ballard Spahr Andrews & Ingersoll LLP, as to certain matters of Maryland law, will pass upon the validity of the offered securities for us. Barry M. Portnoy, a former partner of the firm of Sullivan & Worcester LLP, is one of our managing trustees, he is a managing trustee of HRPT Properties Trust and Senior Housing Properties Trust, and a managing director of Five Star Quality Care, Inc. Mr. Portnoy is also a director and 50% indirect beneficial owner of REIT Management & Research LLC. Sullivan & Worcester LLP and Ballard Spahr Andrews & Ingersoll LLP represent HRPT Properties Trust, Senior Housing Properties Trust, Five Star Quality Care, Inc., REIT Management & Research LLC and certain of their affiliates.

                                     EXPERTS

    The financial statements and schedules included in our Form 10-K for the year ended December 31, 2000, incorporated in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect hereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. This prospectus is part of a registration statement and does not contain all of the information set forth in the registration statement. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http://www.sec.gov.

     Our common shares are traded on the New York Stock Exchange under the symbol "HPT," and you can review similar information concerning us at the office of the NYSE at 20 Broad Street, New York, New York 10005.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

     The following documents are hereby incorporated by reference into this prospectus and specifically made a part hereof:

     o our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     o Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001;

     o    our  Current  Reports  on Form 8-K dated  August 1, 2001 and March 18,
          2002;

     o the description of our junior participating preferred shares contained in our registration statement on Form 8-A dated May 30, 1997; and

     o the description of our common shares contained in our registration statement on Form 8-A dated August 14, 1995.

     All filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination or completion of any offering of offered securities, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the respective dates of filing of such documents.

     We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those which we specifically incorporate by reference in this prospectus. You may obtain this information at no cost by writing or telephoning us at: 400 Centre Street, Newton, Massachusetts, 02458,
(617) 964-8389, Attention: Investor Relations.

                                -----------------

     ARTICLES OF AMENDMENT AND RESTATEMENT ESTABLISHING HOSPITALITY PROPERTIES TRUST, DATED MAY 12, 1995, AS AMENDED AND RESTATED ON AUGUST 21, 1995, AND FURTHER AMENDED, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO, IS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME "HOSPITALITY PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF HOSPITALITY PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY FOR ANY OBLIGATION OF, OR CLAIM AGAINST, HOSPITALITY PROPERTIES TRUST. ALL PERSONS DEALING WITH HOSPITALITY PROPERTIES TRUST SHALL LOOK ONLY TO THE ASSETS OF HOSPITALITY PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

================================================================================







                          Hospitality Properties Trust



                                  $125,000,000
                           6.85% Senior Notes due 2012





                         ------------------------------
                              PROSPECTUS SUPPLEMENT
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                               Wachovia Securities



                                  June 27, 2002

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We have not  authorized  any  dealer,  salesperson  or other  person to give you written information other than this prospectus supplement or the prospectus in connection with the offering made by this prospectus supplement. You must not rely on unauthorized information. Neither this prospectus supplement nor the prospectus is an offer to sell these notes or our solicitation of your offer to buy the notes in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus supplement and prospectus nor any sales made hereunder after the date of the prospectus supplement shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

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